                                   EXHIBIT 99

                      FINANCIAL STATEMENTS OF PREDECESSOR

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
  HARISTON CORPORATION

     I have audited the accompanying combined balance sheet of Gazelle Technologies, Inc. and affiliates (the "Company") as of February 28, 1995, 1994 and 1993 and the related combined statements of operations, retained earnings, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

     Except as explained in the following paragraphs, I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provides a reasonable basis for my opinion.

     Because I was not engaged as auditor until after February 28, 1992, I was not present to observe a physical inventory taken at that date, and I can not satisfy myself concerning inventory quantities at the Company by other procedures. Inventory, as of February 28, 1992, enters materially into the determination of combined net income, retained earnings and cash flows for the year ended February 28, 1993.

     Since I was not present to observe this physical inventory and have not been able to satisfy myself concerning inventory quantities on that date, the scope of my work was not sufficient to enable me to express, and I do not express, an opinion on the accompanying combined statements of operations, retained earnings and cash flows for the year ended February 28, 1993.

     In my opinion, the combined balance sheet referred to above presents fairly, in all material respects, the combined financial position of the Company as of February 28, 1995, 1994 and 1993, and the results of operations and cash flow for each of the years ended February 28, 1994 and 1995 in conformity with generally accepted accounting principles.

October 31, 1995                                          JAY J. SHAPIRO, C.P.A.
Encino, California                                    A Professional Corporation

                   GAZELLE TECHNOLOGIES, INC. AND AFFILIATES

                             COMBINED BALANCE SHEET

                        FEBRUARY 28, 1995, 1994 AND 1933

                                                           1995         1994         1993
                                                         ---------    ---------    ---------
                                           ASSETS
Current Assets:
Cash and cash equivalents............................    $  555,800   $  442,500    $  93,700
Accounts receivable, net of allowance for doubtful
  accounts of $70,000................................       315,000      747,600      344,000
Royalties receivable.................................        68,900
Inventory............................................     1,200,000      767,000      170,200
Note receivable-shareholder..........................                                 130,000
Prepaid expenses.....................................        74,200        9,000        3,000
                                                         ----------   ----------    ---------
  Total Current Assets...............................     2,213,900    1,966,100      740,900
Property -- net (Notes 2 and 5)......................        41,000       64,600       62,900
Other assets (Note 5)................................       554,800      106,500       96,200
                                                         ----------   ----------    ---------
Total Assets.........................................    $2,809,700   $2,137,200    $ 900,000
                                                         ==========   ==========    =========
                            LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Accounts payable and accrued expenses (Notes 3 and
  6).................................................    $  658,800   $  779,300    $ 387,500
Checks issued in excess of bank balance (Note 3).....       635,400      901,300      320,900
Deferred income......................................        60,200      110,400       77,500
Due to stockholder (Note 8)..........................       662,400      492,600      221,000
Income taxes payable (Note 4)........................       400,000                     7,000
                                                         ----------   ----------    ---------
  Total Current Liabilities..........................     2,416,800    2,283,600    1,013,900
Commitments (Notes 2 & 8)
Stockholder's Equity:
Common stock (Note 7)................................       113,100      113,100      113,100
Retained earnings (Accumulated deficit)..............       279,800     (259,500)    (227,000)
                                                         ----------   ----------    ---------
                                                            392,900     (146,400)    (113,900)
                                                         ----------   ----------    ---------
  Total Liabilities and Stockholder's Equity.........    $2,809,700   $2,137,200    $ 900,000
                                                         ==========   ==========    =========

  The accompanying notes to combined financial statements are an integral part hereof.

                   GAZELLE TECHNOLOGIES, INC. AND AFFILIATES

             COMBINED STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                  YEARS ENDED FEBRUARY 28, 1995, 1994 AND 1993
                             (ACCUMULATED DEFICIT)

                                                          1995          1994         1993
                                                        ---------    ----------    ---------
Revenue:
Sales...............................................   $9,193,300   $11,004,000   $8,419,500
Royalties and license fees..........................      107,300        19,700
Postage and handling................................      326,700       323,400      246,200
Other...............................................      123,300       225,500       95,000
                                                        ---------    ----------    ---------
  Total.............................................    9,750,600    11,572,600    8,670,700
Cost of Sales:
General merchandise.................................    5,234,900     6,257,000    4,778,800
Other...............................................      115,700       111,400       87,500
                                                        ---------    ----------    ---------
                                                        5,350,600     6,368,400    4,866,300
                                                        ---------    ----------    ---------
Gross Profit........................................    4,400,000     5,204,200    3,894,400
                                                        ---------    ----------    ---------
Operating Expenses:
Catalog operations -- net (Note 9)..................      198,200       143,500      120,000
Advertising and trade shows.........................      756,100       718,900      852,600
Bad debts...........................................      132,000        67,400       73,000
Wages and fringe benefits...........................      798,900       748,000      694,900
Office operations...................................      590,500       651,100      689,900
Telephone...........................................      148,100       227,800      246,100
Royalties...........................................      250,000       238,900      185,200
                                                        ---------    ----------    ---------
  Total.............................................    2,873,800     2,795,600    2,861,700
                                                        ---------    ----------    ---------
Operating Income....................................    1,526,200     2,408,600    1,032,700
                                                        ---------    ----------    ---------
Other Expenses:
Depreciation and amortization.......................      (50,000)      (50,000)     (54,000)
Officer compensation (Note 8).......................     (709,600)   (2,424,000)    (991,100)
Net income from non-business operations (Note 5)....      147,300        24,500       20,300
Reimbursement by EduComp, L.P. (Notes 5 and 6)......       25,400        28,400       15,400
                                                        ---------    ----------    ---------
                                                         (586,900)   (2,421,100)  (1,009,400)
                                                        ---------    ----------    ---------
Net income (loss) before provision for income
  taxes.............................................      939,300       (12,500)      23,300
Provision for income taxes..........................     (400,000)                    (7,000)
                                                        ---------    ----------    ---------
Net income..........................................      539,300       (12,500)      16,300
Dividends paid......................................                    (20,000)     (10,000)
Accumulated deficit -- beginning of year............     (259,500)     (227,000)    (233,300)
                                                        ---------    ----------    ---------
Retained earnings (Accumulated deficit) -- end of
  year..............................................    $ 279,800    $ (259,500)   $(227,000)
                                                        =========    ==========    =========

  The accompanying notes to combined financial statements are an integral part hereof.

                   GAZELLE TECHNOLOGIES, INC. AND AFFILIATES

                        COMBINED STATEMENTS OF CASH FLOW

                  YEARS ENDED FEBRUARY 28, 1995, 1994 AND 1993

                                                                1995                 1994                 1993
                                                          -----------------    -----------------    -----------------
Operating Activities:
Combined net income (loss)............................    $         539,300    $         (12,500)   $          16,300
Adjustments to reconcile net income to net cash
  provided by operating activities:
Depreciation and amortization.........................               50,000               50,000               54,000
Provision for bad debts...............................                                                         70,000
Changes in operating assets and liabilities:
(Increase) decrease in:
  Accounts receivable.................................              363,700             (403,600)               9,500
  Inventory...........................................             (433,000)            (596,800)             (39,200)
  Other...............................................              (61,600)              26,800              (25,700)
Increase (decrease) in:
  Accounts payable and accrued expenses...............             (120,500)             328,300               96,400
  Checks issued in excess of bank balance.............             (265,900)             580,400              220,900
  Deferred income.....................................              (50,200)              32,900               48,400
  Income taxes payable................................              400,000               (7,000)             (17,000)
                                                          -----------------    -----------------    -----------------
                                                                   (117,500)              23,500              433,600
                                                          -----------------    -----------------    -----------------
Net combined cash provided by operating activities....              421,800               11,000              449,900
                                                          -----------------    -----------------    -----------------
Investing Activities:
Purchase of non-business assets.......................             (404,700)             (21,200)             (17,000)
Purchase of business property.........................              (73,600)             (22,600)             (60,000)
                                                          -----------------    -----------------    -----------------
Net cash used in investing activities.................             (478,300)             (43,800)             (77,000)
Financing Activities:
Dividend to shareholder...............................                                   (20,000)             (10,000)
Advances from (to) shareholder........................              169,800              401,600             (127,700)
                                                          -----------------    -----------------    -----------------
Net cash provided by financing activities.............              169,800              381,600             (137,700)
                                                          -----------------    -----------------    -----------------
Increase in combined cash.............................              113,300              348,800              235,200
Net combined cash -- beginning of period..............              442,500               93,700             (141,500)
                                                          -----------------    -----------------    -----------------
Net combined cash -- end of period....................    $         555,800    $         442,500    $          93,700
                                                          =================    =================    =================
Supplemental cash flow disclosure:
  Taxes paid..........................................    $          14,500    $          17,000    $           2,400
                                                          =================    =================    =================

     The Company provided approximately $404,700 and assumed a $247,000 mortgage payable in fiscal 1995 for the acquisition of land and building from the Company's owner at a value of $651,700.

  The accompanying notes to combined financial statements are an integral part hereof.

                   GAZELLE TECHNOLOGIES, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The Combined Financial Statements include the accounts of Gazelle Technologies, Inc. ("Gazelle") and its affiliates -- BodyCello, Inc. ("BC") as of January 31, 1995, 1994 and 1993, Manta Distribution Company ("Manta") as of December 31, 1994, 1993 and 1992, and the mailing list formerly owned by EduComp L.P. ("EduComp"). All entities were owned or controlled by the same stockholder. The financial statements do not include operations of EduComp whose general partner was Manta. All significant intercompany transactions, including mailing list rental cost paid by Gazelle to EduComp have been eliminated.

     On August 25, 1995, the Company's net assets were acquired by CD-SOFT Acquisition Corporation (a California corporation and 100% owned subsidiary of Hariston Corporation) ("CD-SOFT"), see Note 10.

     Gazelle, a California corporation, was incorporated in 1987. Gazelle is a distribution organization that sells approximately 1,100 titles of CD-Rom merchandise and related products.

     Manta, a California S corporation, was incorporated in 1991. Manta is an owner of certain CD-Rom rights that it distributes to Gazelle and BC.

     BC, a California corporation, was incorporated in 1992. BC distributes CD-ROM titles to mail order customers and dealers.

     Cash includes cash and liquid investments with original maturities of three months or less.

     Inventory is stated at lower of cost (first in, first out) or market.

     Property is recorded at cost and depreciation and amortization are computed using tax accelerated methods over the estimated useful life of each asset. Useful lives range from 3 to 7 years.

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value and tax basis, net operating loss carryforward and tax credit carryforward.

     Accounts receivable are recorded based on sales to distributors and mailorder customers under normal credit terms.

2. PROPERTY AND LEASE COMMITMENT:

                                                              1995            1994                1993
                                                            ---------   -----------------   -----------------
Property and equipment consisted of the following:
Computer equipment.......................................   $ 246,000   $         216,200   $         193,600
Furniture and fixtures...................................      68,100              68,100              68,100
Leasehold improvements...................................      16,700
Property not used in operations..........................     795,100             111,200              90,000
                                                            ---------   -----------------   -----------------
                                                            1,125,900             395,500             351,700
Less accumulated depreciation and amortization...........    (301,500)           (239,700)           (208,800)
                                                            ---------   -----------------   -----------------
                                                              824,400             155,800             142,900
Net assets not used in business (Note 5).................    (783,400)            (91,200)            (80,000)
                                                            ---------   -----------------   -----------------
                                                            $  41,000   $          64,600   $          62,900
                                                            =========   =================   =================

     The office facilities are presently leased under a non-cancelable arrangement through February 25, 1996, from the former stockholder and chief executive officer of the Company ("Lessor"). The minimum future

                   GAZELLE TECHNOLOGIES, INC. AND AFFILIATES lease payments on this operating lease are $2,800 per month. This lease can be extended at the Company's option on a month-to-month lease with thirty days notice to the Lessor.

3. LIABILITIES:

     Accounts payable and accrued expenses include:

                                                                  1995               1994               1993
                                                             ---------------    ---------------    ---------------
Vendors..................................................    $       428,300    $       470,800    $       248,000
Taxes other than income taxes............................             36,500            139,200             37,500
Accrued compensation, fringe benefits and royalties......            194,000            169,300            102,000
                                                             ---------------    ---------------    ---------------
Total....................................................    $       658,800    $       779,300    $       387,500
                                                             ===============    ===============    ===============

     Checks issued in excess of bank balance are reflected as Bank overdraft on the accompanying balance sheets.

4. INCOME TAXES:

     The tax benefit from the losses from Manta (an S corporation) and BC cannot be offset against the taxable income of Gazelle. There were no significant temporary differences and therefore no deferred taxes are recorded as of February 28, 1995, 1994, or 1993.

     The provision for income taxes is calculated as follows:

                                                                    1995             1993
                                                               ---------------    -----------
Federal.....................................................   $       315,500    $     5,500
State.......................................................            84,500          1,500
                                                               ---------------    -----------
Total.......................................................   $       400,000    $     7,000
                                                               ===============    ===========

5. NET ASSETS NOT USED IN BUSINESS OPERATIONS:

     Other assets, which includes $12,000 security deposit on the Company's lease, also reflects net assets not used in business operation consisting of the following:

                                                                    1995               1994             1993
                                                              -----------------    -------------    -------------
Real estate and personal property at Gazelle net book value
  (Note 2).................................................   $         783,400    $      91,200    $      80,000
Less: Mortgage payable.....................................            (240,600)
                                                              -----------------    -------------    -------------
                                                              $         542,800    $      91,200    $      80,000
                                                              =================    =============    =============

     The above assets generated income that is included in the statement of operations as follows:

                                                                  1995               1994               1993
                                                             ---------------    ---------------    ---------------
Investment income -- net..................................   $       142,100    $        36,500    $        30,300
Rental income -- net......................................            16,900
Depreciation expense......................................           (11,700)           (10,000)           (10,000)
                                                             ---------------    ---------------    ---------------
                                                             $       147,300    $        26,500    $        20,300
                                                             ===============    ===============    ===============

                   GAZELLE TECHNOLOGIES, INC. AND AFFILIATES

     The Company collects rent and overhead reimbursement from EduComp for providing that company with a facility and personnel. Accordingly, $25,400, $28,400 and $15,400 are included in the statement of operations for the years ended February 28, 1995, 1994 and 1993, respectively.

6. DUE TO STOCKHOLDER:

     The Company has several significant transactions with other entities under common ownership of the Company's chief executive officer and principal stockholder. The Company has recorded a liability on its balance sheet as follows:

                                                                  1995               1994               1993
                                                             ---------------    ---------------    ---------------
Due to stockholder from Gazelle...........................   $        14,600
Due to stockholder from BC................................            70,900    $        25,400    $        20,000
Due to Gazelle from EduComp...............................               900             21,200
Due to stockholder from Manta.............................           576,000            446,000            201,000
                                                             ---------------    ---------------    ---------------
Total Payable.............................................   $       662,400    $       492,600    $       221,000
                                                             ===============    ===============    ===============

7. CAPITAL STOCK:

     Capital stock (no par value) consists of:

                                                                                        SHARES
                                                                               -------------------------
                                                                                             ISSUED AND
                                                                AMOUNT         AUTHORIZED    OUTSTANDING
                                                            ---------------    ----------    -----------
Gazelle..................................................   $        61,100    1,000,000           1,000
Manta....................................................            50,000    1,000,000          50,000
BC.......................................................             2,000    1,000,000           2,000
                                                            ---------------     --------     -----------
                                                            $       113,100    3,000,000          53,000
                                                            ===============     ========     ===========

8. EMPLOYEE BENEFIT PLANS:

     The operations of BC reflect an accrual for fiscal 1995 and 1994, relative to a defined pension plan provided to its two employees commencing February 1, 1993. Such plan provides for full vesting after six years of service and the computed benefit is equivalent to 3.00% of average annual compensation multiplied by the number of years credited service.

     Pension costs are determined actuarially and funded to the extent allowable under federal law and regulations utilizing the individual aggregate method with a discount rate of 6.00%. The components of pension expense included in Officer Compensation for the year ended February 28th are as follows:

                                                                   1995             1994
                                                               -------------    -------------
Service cost................................................   $      57,700    $      51,000
Amortization................................................           2,900
                                                               -------------    -------------
Pension expense.............................................   $      60,600    $      51,000
                                                               =============    =============

                   GAZELLE TECHNOLOGIES, INC. AND AFFILIATES

     The funded status of the defined benefit plan at February 28th are as follows:

                                                                    1995              1994
                                                               ---------------    -------------
Fair value of plan assets...................................   $        57,000    $       6,000
                                                               ---------------    -------------
Actuarial present value of benefit obligations:
  Vested benefits...........................................            45,000           11,000
  Non-vested benefits.......................................            72,600           46,000
                                                               ---------------    -------------
Projected accumulated benefit obligation....................           117,600           57,000
                                                               ---------------    -------------
Plan assets less than projected obligation..................   $        60,600    $      51,000
                                                               ===============    =============
Accrued pension liability...................................   $        60,600    $      51,000
                                                               ===============    =============

     Gazelle also had a defined contribution plan (terminated effective March 1, 1994) which provided profit sharing to all full-time employees. During the years ended February 28, 1994, and 1993, the Company contributed $57,500, and $50,400, respectively.

9. CATALOG OPERATIONS:

     The Company generated revenues from co-op advertising that is offset against catalog printing and mailing costs in the accompanying statement of operations. The amounts are as follows:

                                                                1995                 1994                 1993
                                                          -----------------    -----------------    -----------------
Revenues from co-op advertising........................   $         751,500    $         518,500    $         245,900
Catalog printing and mailing costs.....................            (949,700)            (662,000)            (365,900)
                                                          -----------------    -----------------    -----------------
Net catalog costs......................................   $        (198,200)   $        (143,500)   $        (120,000)
                                                          =================    =================    =================

10.   SUBSEQUENT EVENT -- ACQUISITION BY HARISTON CORPORATION:

     On August 25, 1995, substantially all of the assets and certain of the liabilities of Gazelle, Manta, BC and the EduComp mailing list (the "New Company") were acquired by CD-SOFT, a wholly-owned subsidiary of Hariston Corporation, in exchange for $5,500,000, including a promissory note of $374,000 and a put obligation for 200,000 shares of Hariston common stock. The note bears interest at 6% with interest and principal payable in full on March 1, 1996. Payment of principal is subject to offset from adjustments to the purchase price, as defined. The New Company entered into two-year employment agreements with three key employees of Gazelle for aggregate annual salaries of $275,000 and bonuses of a least $10,000 each plus percentage of gross profit in excess of a base level, as defined.